2026 Root Short-Term Incentive Plan

This 2026 Short-Term Incentive Plan (the “Plan”) of Root, Inc. (the “Company”) covers the period from January 1, 2026 through December 31, 2026. The purpose of the Plan is to promote the success of the Company by rewarding eligible employees for outstanding business results and to motivate employees in a high-performance culture.

For 2026, incentive payments under the Plan will be awarded by a pool that is funded based on the measurement of identified company measure(s). Using this pool, leaders will be making awards to eligible employees based on their respective targets and performance ratings for the year.

Each eligible employee’s performance objectives may change from year to year as the Company continues to evolve and establish different priorities. The objectives will remain subject to the review and approval of the CEO and/or the Compensation Committee of the Board of Directors.

The Plan details are as follows:

1. Company Measures (funding the pool)

Measure	Weighting
Gross Written Premium Growth[1]	80%
Gross Combined Ratio[1]	20%

Under the plan, Company performance may fund the pool up to 300%. However, the pool will not be funded if Gross Written Premium Growth falls below a specified threshold or if the Gross Combined Ratio is above a specified threshold. The pool funding may also be adjusted based on predetermined qualitative factors. The Compensation Committee will assess the Company’s performance against the measures and predetermined qualitative factors and reserves the right to adjust pool funding at its discretion. The maximum payment which can be made under the Plan based on the measures above and individual performance is 300%.

2. Payout Schedule:
If approved, the 2026 payments under the Plan will be paid out during the first quarter of 2027.

3. Eligibility:
Eligibility for the Plan is role-specific, as determined and communicated by management. To qualify for a payment under the Plan, an employee must be:
a.hired on or prior to September 30, 2026 working in an award-eligible role; and
b.actively employed at the time the payment processing is initiated.

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[1] Gross Written Premium Growth and Gross Combined Ratio are defined in Exhibit A.

4. Eligible Earnings:
A payment will be based on the eligible employee’s target expressed as a percentage of base salary and an individual performance factor between 0% and an amount that will not result in a total payout of more than 300% of the employee’s target. Except where an employee has had a change to their target percentage during the year, payment will be made based on the employee’s target percentage multiplied by base salary as of December 31, 2026, multiplied by the individual performance factor.

For an employee whose target percentage changed during the year, payment will be made based on the sum of (i) the employee’s base salary immediately before the change to the target percentage multiplied by the prior target percentage and (ii) the employee’s base salary as of December 31, 2026 multiplied by the year-end target percentage, with each such component prorated by the number of days in each period, multiplied by the individual performance factor. This does not include broader, role-specific target percentage increases or decreases. In the event of broader changes, the new target percentage will replace the existing target and will be applied retroactively.

For an employee whose role became newly award-eligible during the performance year when the employee was working in such role, payment will be made based on the employee’s newly approved target percentage multiplied by base salary as of December 31, 2026, multiplied by the individual performance factor. If the employee has any subsequent target percentage changes during the performance year, then payment will be prorated as noted above.

Eligible earnings generally include all elements of base salary and hours worked including pay for regular hours worked, overtime, holidays, and PTO. Other bonus or incentive earnings are not included in eligible earnings for purposes of the Plan. Eligible earnings will also be prorated, based on hire date, for award-eligible employees that were not employed for the entire duration of the performance period.

5. Terms and Conditions:
“Actively employed” means that the employee is a current employee of the Company.

The Company intends for the benefits provided under the Plan to comply with, or be exempt from, the requirements of Internal Revenue Code Section 409A, the state and federal Family Medical Leave Act, the Americans with Disabilities Act, USERRA, and all other applicable state and federal laws, and the Plan will be interpreted to that end. The Company reserves the right to amend the Plan as necessary to comply with applicable federal and state laws.

Payments made under the Plan are offered at the sole discretion of the Company. The Company reserves the right to change, modify, or eliminate any provision of the Plan at any time, without notice. The Plan is not intended as a contract or a contract of employment. All employment with the Company is “at will,” which means that the Company or an employee may terminate the employment relationship at any time, with or without cause, and with or without notice.

Exhibit A – Company Measures Defined

Gross Written Premium Growth
We define gross written premium growth, as the growth in the total amount of gross premium on policies that were bound during the period less the prorated impact of policy cancellations. Gross written premiums growth includes direct premiums and assumed premiums. We view gross premiums written as an important metric because it is the metric that most closely correlates with changes in gross premiums earned. We use gross premiums written, which excludes the impact of premiums ceded to reinsurers, to manage our business because we believe that it reflects the business volume and direct economic benefit generated by our customer acquisition activities, which along with our underlying underwriting and claims operations (gross loss ratio and gross loss adjustment expense, or LAE), are the key drivers of our future profit opportunities. Additionally, premiums ceded to reinsurers can change significantly based on the type and mix of reinsurance structures we use, and, as such, we have the optionality to fully retain the premiums from customers acquired in the future.
Gross Combined Ratio
We define gross combined ratio, expressed as a percentage, as the sum of the gross loss ratio, gross LAE ratio and gross expense ratio. We view gross combined ratio as important because it allows us to evaluate financial performance and establish targets that we believe more closely reflect the underlying performance and profitability of the business prior to reinsurance. Further, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our gross underwriting performance. A gross combined ratio under 100% indicates an underwriting profit while a gross combined ratio greater than 100% indicates an underwriting loss, prior to the impact of reinsurance. The Compensation Committee has the discretion to modify the definition of GCR for purposes of Root’s STI payout for unusual and/or one-time items (potentially including but not limited to incremental expense related to STI and PSU payouts above plan, and potential release of valuation allowance on deferred tax assets) as they arise and determine the appropriateness of adjustments to GCR.